EXHIBIT 4.4
                           AGREEMENT TO EXCHANGE STOCK



This agreement to exchange stock is entered into between Medical Asset Management, Inc., a Delaware Corporation, hereafter "MAM", and Edward Dickstein and Diana Steiner Dickstein as trustees of the Dickstein Family Trust dated 12/15/1988, as amended, hereafter, "DICKSTEIN".


1. PURPOSE. This agreement is made with respect to the ownership of 1,176,581 shares of Class A and 133,000 shares of Class B Preferred Stock of Medical Asset Corporation (formerly known as Medical Asset Management, Inc.), hereafter "MAC". Control of MAC passed to MAM on or about June 24, 1994. This agreement provides for the exchange of the above referenced Preferred shares of MAC for Preferred shares of MAM.


2.    REPRESENTATIONS OF MAM.


      MAM represents:

             A. MAM is duly organized and in good standing in the State of Delaware and has qualified to do business in all jurisdictions in which it conducts business.

             B.  MAM  has  furnished  to  DICKSTEIN   its  unaudited   financial
statements for the year ended December 31, 1994.

             C. MAM has furnished to DICKSTEIN a copy of the draft offering memorandum prepared for the offering of $ 3,000,000 of convertible subordinated debentures by Global Securities of Vancouver, B.C., Canada.

             D. MAM has made available to DICKSTEIN all material contracts in effect on the date of this agreement.

             E. The officers and directors of MAM have been available to DICKSTEIN to answer any question concerning the current state of affairs of MAM and its subsidiary.

             F. MAM by action of its Board of Directors has established a Class of Preferred Stock consisting of 5,000,000 shares designated as Series A with the following rights, preferences and privileges:

                  (1) the Series shall be referred to as "Series A", (2) all shares of this series shall be non-voting, (3) the shares shall be convertible into common shares of the corporation on the basis of one (1) share of Series A preferred stock for one
                  (1) share of common stock, (4) none of the shares of this series shall have any dividend rights, (5) none of the shares of this series may be redeemed prior to liquidation




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                  for any amount,  and (6) upon  liquidation  the shares of this series shall participate ratably in any liquidation amounts equally with the common shares and shall have no preference with respect thereto.

             G. MAM and its predecessor MAC have previously entered into the following agreements:

                  1.    Management and Rental Agreement dated 5/1/91;

                  2.    Asset Purchase Agreement dated 5/1/91;

                  3.    Convertible Subordinated Note for $ 950,000 dated
 5/1/91;

                  4.    Exchange Agreement and Release dated 6/19/91;

                  5.    Collateral Agreement dated 6/19/91;

                  6.    Continuous Security Agreement dated 7/29/91;

                  7.    Loan Purchase Agreement dated 9/1/91;

                  8. Second Amendment to Exchange Agreement and Release dated 6/22/92;

                  9. First Amendment to Exchange Agreement and to 10% Convertible Adjustable Subordinated Secured Note dated 9/18/92;

                  10.   Promissory Note dated 10/1/92 for $ 1,400,000, and;

                  11.   Third Amendment  to  Exchange   Agreement,   Convertible
Adjustable Note and First Amendment to Certain Promissory Notes date 12/1/93.


3.    REPRESENTATIONS OF DICKSTEIN.


      DICKSTEIN represents:

             A. The material set forth above in subparagraphs B, C, D and G above has been made available to DICKSTEIN and receipt thereof is hereby acknowledged.

             B. DICKSTEIN acknowledges having had an opportunity to review the material provided and ask any questions of the officers and directors of MAM as he may have wanted. DICKSTEIN acknowledges receiving satisfactory answers to said questions and that as


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of the date of this agreement there are no questions  unanswered or requests for further information still pending.

             C. DICKSTEIN represents and warrants as of the date of this agreement it is the owner of 1,176,581 shares of Class A and 133,000 shares of Class B Preferred Stock of MAC, that it has full and complete title thereto, and has not previously converted into common stock or tendered for conversion any of said Preferred Stock. DICKSTEIN further warrants and represents that no other person or entity has any interest in or to said shares of Preferred Stock.

             D. DICKSTEIN represents and warrants that as of the date of this Agreement only the following documents remain in effect:

                  1. Management and Rental Agreement dated 5/1/91;

                  2. Asset Purchase Agreement dated 5/1/91, but only to the extent that rights and obligations continue to exist under Sections 4.7,6 and 7;

                  3. Continuous Security Agreement dated 7/29/91, but only to the extent that it purports to secure obligations under the $ 2,250,000 Note; and

                  4. The Third Amendment to Exchange Agreement and Release and to the 10% Convertible Adjustable Secured Subordinated Note Due 1995 and First Amendment to Certain Other Promissory Notes, hereafter Third Amendment, but only to the extent that it documents the only outstanding obligation of MAM to Dickstein, which is the $ 2,250,000 Note and only to the extent that rights and obligations continue to exist under Sections 2, 4 and 5 of the Third Amendment.

References to other documents in each of the agreements and specific sections referred to above are specifically excluded and are not made a part of this Agreement.

             E. Dickstein represents and warrants that it has received all sums and other consideration due it as provided in the agreements and amendments thereto set forth in Subparagraph G of Paragraph 2 above. With respect to the payments of principal and interest due under Section 4 of the Third Amendment, DICKSTEIN acknowledges that it has received a portion of the $ 540,000 due and owing to it during 1994. DICKSTEIN agrees to forgive any and all unpaid interest that accrued but was unpaid from January 1, 1994 through the date of this Agreement, and hereby acknowledges that as of the date of this Exchange Agreement, the $ 2,250,000 Note is current and MAM is not in default on such note.

             F. DICKSTEIN represents and warrants that it is, and the beneficiaries of the trust are "accredited investors," as that term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and that the trustees and the beneficiaries of the Dickstein Family Trust dated 12/15/1988, as amended, have sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the transactions contemplated herein.


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4.     CONSENT. DICKSTEIN,  as  holder  of  all shares of Preferred Stock of MAC hereby consents and agrees to the change of control of MAC that occurred on or about June 24, 1994 with respect to the exchange of Class A common shares of MAC for common shares of MAM. DICKSTEIN, as holder of all shares of Preferred Stock of MAC hereby consents and agrees to the issuance of shares of Preferred Stock of MAM as set forth below for all issued and outstanding Preferred Stock of MAC as set forth in this Exchange Agreement. DICKSTEIN as holder of all shares of Preferred Stock of MAC hereby consents and agrees to the rights, preferences and privileges of the Class A Preferred Stock of MAM as now constituted.


5. EXCHANGE. DICKSTEIN hereby agrees to exchange 1,176,581 shares of Class A Preferred stock and 133,000 shares of Class B Preferred Stock of MAC for 3,000,000 shares of Class A Preferred Stock of MAM. Upon receipt, said shares shall constitute the total consideration to be received under the agreements set forth in paragraph 2(g) above, except for the Management and Rental Agreement dated 5/1/91 and the $ 2,250,000 Note.


6. CONVERSION. DICKSTEIN agrees that the rights of conversion of the shares of Class A Preferred Stock of MAM into common shares of MAM shall be continued to be governed by the contractual limitations that existed with respect to the shares of Preferred Stock of MAC. These limitations are that the right to convert shall be limited to the extent that at no time may Edward Dickstein or any member of his family hold, directly, indirectly or beneficially, more than 4.9% of the common stock of MAM. The parties agree that no more than 25% of the Class A Preferred Stock may be converted into common shares of MAM in any one calendar year.


7. MODIFICATION OF OPERATING AGREEMENT. The parties agree that the Management and Rental Agreement dated 5/1/91 shall be amended by inserting the following language in paragraph 5.3(B)(ii) in lieu of the language following the words "provided, however," as follows:


            "provided however,  that in lieu of complying with the provisions of
            Section 2.6 hereof, Doctor may, in his sole discretion, pay to Manager the reasonable fair value of such covenant not to compete which the Parties agree is equal to all sums paid to Doctor under this Agreement except for those related to the compensation for Professional Services rendered plus the assignment of Doctor's interest in any collections from receivables created after the Effective Date of this agreement, outstanding as of the Effective Date of the termination of this agreement ("Residual Collections")."

8. ANTI-DILUTION AND CONSIDERATION. DICKSTEIN consents to the number of shares of Preferred Stock of MAM to be issued hereunder and waives any claim to any different number of shares based on any prior agreement. DICKSTEIN acknowledges receiving good and valuable consideration with respect to the issuance of Preferred Stock under this Exchange Agreement. The parties agree that in the event of any change in the issued and outstanding


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shares of common stock of MAM by way of a stock dividend, merger, stock split or reverse stock split an appropriate adjustment shall be made in the conversion ratio between the Series A Preferred Stock and common shares of MAM so that the same relative conversion ratio will be maintained that is in existence at the date this Exchange Agreement is executed.


9. LEGAL ADVICE. The parties hereto acknowledge that this agreement may have substantial legal implications to the respective parties. The parties have had an opportunity to consult with legal counsel of their choice and have not relied on the other party as to the legal interpretation or meaning of any part of this agreement or any representation or warranty made in connection with the preparation and execution of this Exchange Agreement.


10. GOVERNING LAW AND ATTORNEY'S FEES. The parties agree that this Exchange Agreement is made in the state of California and California law shall govern as to any interpretation thereof. In the event of litigation with respect to this Exchange Agreement the prevailing party shall be entitled to attorney's fees and costs.


11. COMPLETE AGREEMENT. The parties agree that this Agreement to Exchange Stock is complete in and to itself and that there are no other agreements, understandings, or contracts dealing with any matters contained in this Agreement. This Agreement may only be changed, amended or modified by a writing signed by the parties hereto.


In witness whereof the parties have executed this Agreement To Exchange Stock this 28th day of March, 1995 at Los Angeles, California.


Medical Asset Management, Inc.


By /s/ John Regan
   -----------------------------------
   John Regan, President


Dickstein Family Trust dated
12/15/1988, as amended



/s/ Edward Dickstein
-----------------------------------
Edward Dickstein, Trustee


/s/ Diana Steiner Dickstein
-----------------------------------
Diana Steiner Dickstein, Trustee

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